January 2016
Pricing Sheet dated January 29, 2016 relating to
Preliminary Terms No. 765 dated January 20, 2016
Registration Statement No. 333-200365
Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the S&P 500® Index due August 1, 2019

Buffered Performance Leveraged Upside SecuritiesSM with Downside Factor

Principal at Risk Securities

PRICING TERMS – JANUARY 29, 2016
Issuer:	Morgan Stanley
Maturity date:	August 1, 2019
Underlying index:	S&P 500® Index
Aggregate principal amount:	$4,217,000
Payment at maturity:

•     If the final index value is greater than the initial index value:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%:

$10

•     If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%:

$10 + [$10 x (index return + 20%) x downside factor]

This amount will be less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 x leverage factor x index return
Leverage factor:	150%
Downside factor:	1.25
Index return:	(final index value – initial index value) / initial index value
Initial index value:	1,940.24, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	July 29, 2019, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	20%. As a result of the buffer amount of 20%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 1,552.192, which is 80% of the initial index value.
Minimum payment at maturity:	None
Maximum payment at maturity:	$13.90 per Buffered PLUS (139% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	January 29, 2016
Original issue date:	February 3, 2016 (3 business days after the pricing date)
CUSIP / ISIN:	61765U746 / US61765U7467
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.453 per Buffered PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Buffered PLUS	$10	$0.25(1)
		$0.05(2)	$9.70
Total	$4,217,000	$126,510	$4,090,490
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Buffered PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

Preliminary Terms No. 765 dated January 20, 2016

Product Supplement for PLUS dated November 19, 2014	Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.